Exhibitt 99.2

AMENDMENT

TO

SECOND AMENDED AND RESTATED

BYLAWS OF
CAMDEN PROPERTY TRUST

WHEREAS, Camden Property Trust, a Texas real estate investment trust (the “Company”), has heretofore adopted the Second Amended and Restated Bylaws of Camden Property Trust (the “Bylaws”); and

WHEREAS, the Company desires to amend the Bylaws as set forth herein.

NOW, THEREFORE, Section 2.04 of the Bylaws is amended and restated to read in its entirety as follows:

“Section 2.4          Notice of Meetings.  Written or printed notice of all meetings of shareholders stating the place, day and hour thereof, and in the case of a special meeting the purpose or purposes for which the meeting is called, shall be personally delivered or mailed, not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, to the shareholders of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail addressed to the shareholder at his address as it appears on the share transfer books of the Trust and the postage shall be prepaid.  Personal delivery of any such notice to any officer of a corporation or association, or to any member of a partnership, shall constitute delivery of such notice to such corporation, association or partnership.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf to be effective as of May 2, 2005.

CAMDEN PROPERTY TRUST,
a Texas real estate investment trust

By:	/s/ Richard J. Campo
Richard J. Campo
Chairman of the Board and Chief Executive Officer